                                   EXHIBIT 11
                 NANOPIERCE TECHNOLOGIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE

                               2004         2003
                           ------------  -----------
Net loss                   $(1,558,083)  (4,017,785)
                           ============  ===========

Weighted average number
  of common shares
  outstanding               75,116,717   61,647,688

Common equivalent shares
  representing shares
  issuable upon exercise
  of outstanding options
  and warrants                       -            -
                           ------------  -----------
                            75,116,717   61,647,688
                           ============  ===========

Net loss per share,
  basic and diluted
Loss from continuing
  operations               $     (0.03)       (0.05)
                           ============  ===========
Income (loss) from
  discontinued operations         0.01        (0.02)
                           ============  ===========
Net loss per share,
  basic and diluted        $     (0.02)       (0.07)
                           ============  ===========



Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately at 77,381,877 June 30, 2004 and 17,167,710 shares at June 30, 2003) would be to decrease net loss per share.


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